                                                                     EXHIBIT 5.1



August 25, 2000


Gene Logic Inc.
708 Quince Orchard Road
Gaithersburg, Maryland 20878

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Gene Logic Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,500,000 shares of the Company's Common Stock, $.01 par value, pursuant to its 1997 Equity Incentive Plan and 250,000 shares of the Company's Common Stock, $.01 par value, pursuant to its Employee Stock Purchase Plan (collectively, the "Shares" and the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation and By-laws, as amended and restated, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:  /s/ KAY CHANDLER
   --------------------------------
    L. Kay Chandler, Esq.


LKC:cay



                                       1.